Exhibit 10.17

First Amendment to Advisor Agreement

This First Amendment to Advisor Agreement (the “Amendment”), effective as of September 4, 2014, is made and entered into by and between Snap Interactive, Inc., a Delaware corporation (the “Company”) and Jon Pedersen (the “Advisor”).

WHEREAS, the Company and the Advisor previously entered into that certain Advisor Agreement dated as of March 4, 2014 (the “Agreement”); and

WHEREAS, Section 3 of the Agreement provides that the term of the Agreement shall expire on September 4, 2014 unless extended by mutual agreement of the parties; and

WHEREAS, the parties desire to extend the term of the Agreement until March 4, 2015.

NOW, THEREFORE, in accordance with the terms of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Advisor agree as follows:

1.	Section 3 of the Agreement is amended by deleting said Section in its entirety and substituting in lieu thereof the following new Section 3:

3. The term of this Agreement shall be from the Effective Date until March 4, 2015, unless extended by mutual agreement of the parties hereto. This Agreement may be canceled at any time by either party, with or without cause.

2.	The Agreement is amended by adding the following new Section 14 to the end of said Agreement:

14. The Advisor agrees that, during the term of this Agreement (as set forth in Section 3 above) and for the one (1) year period immediately following the termination of this Agreement for any reason, other than in connection with his duties under this Agreement, the Advisor shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i) Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) the Advisor contacted, called on, serviced or did business with during the Advisor’s employment at the Company or during the term of this Agreement; (2) the Advisor learned of solely as a result of the Advisor’s employment with, or provision of services hereunder to, the Company; or (3) about whom the Advisor received Confidential Information (as defined below). This restriction in this Section 14(i) applies only to the Business (as defined below) of the Company or any affiliate thereof; or

(ii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section 14 shall not apply to any individual who is a family member. For purposes of this Section 14:

“Confidential Information” means:

(i) Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or were conceived, developed or acquired by the Advisor, individually or in conjunction with others, during the Advisor’s employment at the Company or during the term of this Agreement;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are or were conceived, developed or acquired by the Advisor individually or in conjunction with others during the Advisor’s employment at the Company or during the term of this Agreement (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which the Advisor acquired as a result of the Advisor’s employment with, or provision of services hereunder to, the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

(vii) Any other information that the Advisor acquired as a result of the Advisor’s employment with, or provision of services hereunder to, the Company and which the Advisor has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

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“Business” means the business of establishing and/or providing social networking services and online dating services, and any other business the Company engaged in during the Advisor’s previous employment with the Company or during the term of this Agreement and of which Advisor participated in or had knowledge of Confidential Information regarding such business, or any business seriously contemplated by the Company during the Advisor’s previous employment or during the term of this Agreement and of which the Advisor participated in the assessment or potential initiation of such business or had knowledge of Confidential Information regarding such business.

3.	The Agreement, except as modified by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Advisor have executed, or caused to be executed, this Amendment effective as of the day and year first written above.

SNAP INTERACTIVE, INC.

By:	/s/ Clifford Lerner
Name:	Clifford Lerner
Title:	President and Chief Executive Officer

THE ADVISOR

/s/ Jon Pedersen
Jon Pedersen

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